                                                                     Exhibit 2.3

                            STOCK PURCHASE AGREEMENT
                            ------------------------

This Stock Purchase Agreement (this "Agreement"), dated as of April 27, 2002, is by and between Evox Rifa AB, a Swedish corporation, as buyer (the "Buyer") and Aerovox Incorporated, a Delaware corporation, as debtor-in-possession (the "Seller").

                                   WITNESSETH
                                   ----------

WHEREAS, Seller is operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, as amended, in Case No. 01-14680 - JNF (the "Bankruptcy Case") pending in the United States Bankruptcy Court for the District of Massachusetts (the "Bankruptcy Court"); and

WHEREAS, Seller owns all of issued and outstanding shares in the capital of BHC Aerovox Limited, a limited liability company incorporated under the laws of England and Wales and registered under number 2775957 (the "Acquired Subsidiary"); and

WHEREAS, the Acquired Subsidiary is engaged in the design, development, manufacture, sale and distribution of aluminum electrolytic (the "Business") at its facility and registered office at 20-21 Cumberland Drive, Granby Industrial Estate, Weymouth, DT4 9TE, United Kingdom; and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Stock (as defined below) subject to the terms and conditions of this Agreement; and

WHEREAS, the Stock will be sold pursuant to the terms of this Agreement and an order of the Bankruptcy Court approving and authorising such sale under Section 363 of the Bankruptcy Code pursuant to a Sale Approval Order (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

1.1  Defined Terms. In addition to terms which are used and otherwise defined in
     -------------
     this Agreement, the terms below shall have the following meanings:

     "Act" means the Great Britain Companies Act 1985, as amended.

     "Agreed Rate" means the U.S. Dollar to Pound Sterling ("Sterling" or "(pound)") exchange rate of 1.44 : 1 (respectively).

     "Auction" shall mean the auction scheduled to take place for the sale of the Stock pursuant to a motion filed by the Seller with the Bankruptcy Court.

                                                                     Exhibit 2.3

     "Balance Sheet Date" means 31 December, 2001.

     "Bankruptcy Code" shall mean the United States Bankruptcy Code, 11 U.S.C. (S) 101 et seq., as amended.

     "Books and Records" shall mean all books and records of the Acquired Subsidiary of any and every kind, including, without limitation, lists, ledgers, files, reports, plans, drawings and operating records of every kind, held or maintained by the Acquired Subsidiary.

     "Business Day" shall mean any day excluding Saturday, Sunday and any day that is a legal holiday within the meaning of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure.

     "Business IP" means all Intellectual Property owned by the Acquired Subsidiary and used solely in the operation of the Business as it is now being conducted.

     "Connected Person" means a person connected with the Seller, the Acquired Subsidiary or any of the directors (or any former director of the Acquired Subsidiary) within the meaning of section 839, United Kingdom Taxes Act 1988.

     "Encumbrance" shall mean any interest of any person (including any right or option to acquire or right of pre-emption) or any mortgage, assignment, judgment, lien, pledge, charge, security interest or title retention whether voluntarily incurred or arising by operation of law.

     "Escrow Amount" means, subject to Section 3.3(b), Six Hundred Thousand U.S. Dollars ($600,000).

     "Event" means the existence of any state of affairs and any payment, transaction, act, omission or occurrence of whatever nature whether or not the Acquired Subsidiary or the Buyer is a party thereto and which includes the execution of this Agreement and completion of the sale of the Stock to the Buyer and references to an Event occurring on or before Closing shall include an Event deemed, pursuant to any Taxation Statute, to occur or which is otherwise treated or regarded as occurring on or before Closing.

     "Governmental Authority" shall mean any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, local, foreign or supranational.

     "Harm or Damage" means harm or damage to or other interference with the Environment.

     "Hazardous Matter" any means and all matters (whether alone or in combination with other matter) which may or is liable to cause Harm or Damage.

                                                                     Exhibit 2.3

     "Intellectual Property" means all patents, copyrights, database rights, topography rights, design rights, Know-How, trade secrets and all other intellectual property rights and rights or forms of protection of the same or of a similar or equivalent nature or effect which may subsist anywhere in the world whether or not registered or capable of registration and together with all applications for registration of and rights to apply for any of the foregoing.

     "Intercompany Payables" means any and all amounts due and owing (or purported to be due and owing) or to become due at any time (or purported to become due at any time) on whatever grounds or for whatever reason (including rights (purported or otherwise) of set-off against Intercompany Receivables or otherwise) by the Acquired Subsidiary to any of the Seller, its affiliates, Connected Persons, companies in the Seller's group of companies or their respective assigns, transferees, novatees, successors in title, custodians (as defined in the Bankruptcy Code), rehabilitators, receivers, trustees, conservators, liquidators or persons having similar or analagous powers pursuant to applicable laws.

     "Intercompany Receivables" means any and all amounts due and owing to or to become due and owing at any time on whatever grounds or for whatever reason by the Seller, its affiliates, Connected Persons, companies in the Seller's group of companies, or their respective assigns, transferees, novatees, successors in title, custodians (as defined in the Bankruptcy Code), rehabilitators, receivers, trustees, conservators, liquidators or persons having similar or analagous powers pursuant to applicable laws to the Acquired Subsidiary, calculated in accordance with Section 6.7(a).

     "Interest-Bearing Indebtedness" means the aggregate amount due at Closing from the Acquired Subsidiary to Lloyd's TSB Bank Plc, Lloyds Bowmaker Limited and Barclays Mercantile Finance Limited, including any refinancing of such indebtedness, and any similar arrangements, or any other interest-bearing indebtedness pursuant to any loans, hire purchase agreements, letters of credit, mortgages, debentures and guarantees.

     "Inventory" means all the stock-in-trade, raw materials, components, work-in-progress and finished Products and packaging and promotional material of the Business as at Closing.

     "Know-How" means all information, data and methodology not at present in the public domain and all financial, commercial, trade and business secrets of whatever nature and in whatever form, including, without limitation, that comprised in, derived from or relating to any Materials.

     "Liability for Taxation" means any liability of the Acquired Subsidiary to make a payment of or in respect of Taxation whether or not the same is primarily payable by the Acquired Subsidiary and whether or not the Acquired Subsidiary has or may have any right of reimbursement against any other person or persons and shall also include:

     (a) the Loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the accounts of the Acquired Subsidiary (or which but for such Relief

                                                                     Exhibit 2.3

          would have appeared in the accounts of the Acquired Subsidiary) or where such Relief was treated as an asset which appears in the accounts of the Acquired Subsidiary in which case the amount of the Liability for Taxation shall be the amount of Taxation which would (on the basis of tax rates current at the date of such Loss) have been saved but for such Loss assuming for this purpose that the Acquired Subsidiary had sufficient profits or was otherwise in a position to use the Relief;

     (b) the Loss of any right to repayment of Taxation (including any repayment supplement) which was treated as an asset in the accounts of the Acquired Subsidiary in which case the amount of the Liability for Taxation shall be the amount of the right to repayment and any related repayment supplement; and

     (c) the set-off or use against income, profits or gain earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Closing of any Relief or right to repayment of Taxation (including any repayment supplement) arises after Closing in circumstances where, but for such set-off or use, the Acquired Subsidiary would have had a liability to make a payment of or in respect of Taxation for which the Buyer would have been able to make a claim against the Sellers under this Agreement in which case the amount of the Liability for Taxation shall be the amount of Taxation saved by the Acquired Subsidiary as a result of such set-off or use.

     "Litigation Proceedings" means any and all claims (including pursuant to arbitration) howsoever arising pending, actual or, to the Seller's Knowledge, threatened or contingent to which the Acquired Subsidiary is (or may be) a party.

     "Loss" means all losses, damages, liabilities, claims, costs and expenses (including fines, penalties, clean-up costs, legal and other professional fees) and any reduction, modification, loss, counterclaim, nullification, utilisation, disallowance or clawback for whatever reason.

     "Materials" means all drawings, diagrams, illustrations, data, specifications, lists, computer programs (including object code and source code), formulae, instructions, manuals, descriptions, plans, models, reports, calculations and all other documents, recorded information and data whatsoever and howsoever stored.

     "Person" shall mean any individual, corporation, partnership, limited liability company, trust, association, joint venture or other entity of any kind whatsoever.

     "Products" means aluminium electrolytic capacitors.

     "Properties" means the real properties occupied by the Acquired Subsidiary and the expression "Property" shall mean, where the context so admits, any one or more of such properties and any part or parts thereof.

                                                                     Exhibit 2.3

     "Purchase Price" means the aggregate of (A) the Deposit, (B) the First Payment and (C) the Escrow Amount.

     "Relevant Company" means any company other than the Acquired Subsidiary, the Buyer and any company that may be treated for the purposes of the form of Taxation that has given rise to the Liability for Taxation under Section
     6.6 as being a member of the same group of companies as the Buyer or as being associated with the Buyer.

     "Relevant Services" means any services supplied by the Acquired Subsidiary pursuant to the Business at any time during the period of one year ending on the Closing Date.

     "Relevant Customer" means any client, person, firm, company or organisation to whom at any time within the period of one year ending on the Closing Date the Acquired Subsidiary supplied Relevant Services.

     "Relief" means any loss, relief, allowance, credit, exemption or set-off in respect of Taxation or any deduction in computing income, profits or gains for the purposes of Taxation.

     "Representative" shall mean any attorney, accountant, agent, consultant or other representative.

     "Restricted Business" means the design, development, manufacture, sale and distribution of DC electrolytic aluminium capacitors.

     "Sale Approval Order" shall mean an order of the Bankruptcy Court, naming Buyer as the winning bidder at the Auction and approving consummation of the transactions contemplated hereby by Buyer and Seller, certified by the clerk of the Bankruptcy Court as a true and correct copy of such order, reasonably satisfactory in form and substance to the Buyer, the Seller and their respective counsel, entered after a hearing conducted on adequate notice given in the Bankruptcy Court.

     "Seller's Knowledge" means the actual or constructive knowledge of Robert Elliott and F. Randal Hunt including, without limitation, facts which should have been known to such individuals in their capacity as directors of the Acquired Subsidiary and having regard to the duties such individuals owed to the Acquired Subsidiary as a result of such directorships.

     "Stock" shall mean two (2) ordinary shares in the capital of the Acquired Subsidiary.

     "Tax" or "Taxation" means:

     (a) all forms of taxation including and without any limitation any charge, tax, duty, levy, impost, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government and whether of the United Kingdom or any other jurisdiction; and

                                                                     Exhibit 2.3

         (b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within (a) above.

         "Tax Claim" means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Acquired Subsidiary or the Buyer is or may be subject to a Liability for Taxation.

         "Taxation Authority" means the Inland Revenue, Customs & Excise, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere.

         "Taxation Statute" means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

         "Workers" means the employees, directors, officers, workers and self-employed contractors of the Acquired Subsidiary.

                                   ARTICLE II
                                   ----------

                           PURCHASE AND SALE OF STOCK
                           --------------------------

2.1      Sale and Transfer of Stock. Upon the terms and subject to the
         --------------------------
         conditions and provisions contained herein, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall acquire from the Seller the Stock with full title guarantee, free and clear of any and all Encumbrances in consideration of the Purchase Price.

2.2   Deposit; First Payment.
      -----------------------

(a)      Deposit. Buyer has deposited into escrow a good faith deposit equal to
         -------
         TWO HUNDRED FIFTY THOUSAND U.S. Dollars ($250,000) in immediately available funds (the "Deposit") with Hanify & King P.C., counsel to the Seller, as escrow agent, with such amount to be held in escrow in an interest bearing escrow account.

(b)      First Payment. At Closing, Buyer shall pay to Seller in immediately
         -------------
         available funds the sum of Three Million, Nine Hundred and Fifty Thousand U.S. Dollars ($3,950,000) (the "First Payment") and comply with its obligations under Section 3.3.

(c)      Escrow Amount.  At Closing, Buyer shall deposit the Escrow Amount in
         -------------
         accordance with Section 3.3.

                                   ARTICLE III
                                   -----------

                                                                     Exhibit 2.3

                                     CLOSING
                                     -------

3.1      Closing. The consummation of the transactions contemplated hereby (the
         -------
         "Closing") shall occur at the offices of Hanify & King, P.C., One Federal Street Boston, MA 02110, on a Business Day no later than eleven
         (11) days after the date of entry of the Sale Approval Order, provided no court of competent jurisdiction shall have entered an order staying such Sale Approval Order pending appeal, and all other conditions to Closing set forth in Article VII and Article VIII shall have been satisfied or waived, unless such date is extended by agreement of the parties hereto or as governed by Section 9.1 (c) hereof (the "Closing Date").

3.2      Conveyances at Closing. At the Closing, and in connection with
         ----------------------
         effecting and consummating the Closing, including, without limitation, the sale and purchase of the Stock and the delivery of the First Payment, the Seller shall, on the Closing Date, deliver the following:

         (a) a certified copy of (i) a sole shareholder's decision of the Acquired Subsidiary authorising the transfer of the Stock to the Buyer in accordance with the articles of association of the Acquired Subsidiary; and (ii) the minutes of a duly called and quorate meeting of the board of directors of the Acquired Subsidiary approving the transfer of the Stock to the Buyer (subject only to due stamping of the stock transfer form), accepting the resignations as directors of the Acquired Subsidiary in a form satisfactory to the Buyer of Robert Elliot, Frank Randal Hunt, Paul Simpson and Graham Yates and appointing Harri Launonen, Pekka Lopperi and Lars-Goran Sternberg as directors of the Acquired Subsidiary, all effective immediately upon the Closing;

         (b) a true original of the certificate of the Stock issued to Seller, accompanied by a duly authorised and executedstock transfer form relating to the Stock;

         (c) all consents, orders and approvals of the Bankruptcy Court (including, without limitation, a certified copy of the Sale Approval Order or a third party sale approval order naming Buyer as the second highest bidder (in either case in form and substance reasonably satisfactory to the Buyer and its counsel)) and all necessary creditors and other parties to the Bankruptcy Case and all other third parties, if any, necessary to effectuate the transfer of the Stock and to consummate the transactions contemplated hereby;

         (d) such other instruments as shall be reasonably requested by the Buyer to vest in the Buyer title in and to the Stock in accordance with the provisions hereof;

         (e) evidence satisfactory to the Buyer that (i) Lloyds TSB Bank Plc, Lloyds Bowmaker Limited and Barclays Mercantile Finance Limited each consent to the transactions contemplated under this Agreement and (ii) there are no interest-bearing loans, hire purchase agreements, letters of credit, mortgages, debentures and guarantees other than the Interest-Bearing Indebtedness to which the Acquired Subsidiary is a party;

                                                                     Exhibit 2.3

         (f) irrevocable powers of attorney in the agreed terms executed by each of the Seller in favour of the Buyer or its nominee(s) to enable the beneficiary (pending registration of the transfers of the Stock to the Buyer by the Acquired Subsidiary) to exercise all voting and other rights attaching to the Stock and to appoint proxies for this purpose;

         (g) the statutory registers and minute books (properly written up to the time immediately prior to Closing), the common seal, the certificate of incorporation and (if applicable) any certification of incorporation on change of name of the Acquired Subsidiary and any other Books and Records (including those of the Seller which relate directly or indirectly to the Business);

         (h)      the documents of title to the Properties;

         (i) copies of the annual accounts and the related directors' reports of the Acquired Subsidiary for the years ended 31 December, 2000 and the Balance Sheet Date, together with the unsigned or signed audit reports of KPMG that must be without any qualifications or explanatory paragraphs (as defined in UK generally accepted auditing standards) other than an explanatory paragraph or disclaimer of opinion, in a form acceptable to the Buyer in its reasonable discretion, in respect of the going concern basis of the Acquired Subsidiary, which arises solely and exclusively from the financial condition of the Seller, and the Buyer shall, on the Closing Date deliver the First Payment in immediately available funds in accordance with Section 2.2 and irrevocably authorise the immediate release of the Deposit to the Seller.

         To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Buyer and the Seller.

3.3      Escrow Amount.
         --------------

         (a) The Buyer undertakes that it will deposit the Escrow Amount in a designated interest-bearing account agreed in writing between the Seller and the Buyer upon Closing.

         (b)      The parties agree and undertake that:

                  (i) subject to Section 3.3(d), the Buyer may deduct from the Escrow Amount (but not any interest accrued or accruing thereon), to the extent there are sufficient funds to do so, all amounts to satisfy any of the following:

                  (A) the amount of the Interest-Bearing Indebtedness determined in accordance with Section 3.4 exceeding Two Million, Four Hundred Thousand U.S. Dollars ($2,400,000);

                                                                     Exhibit 2.3

                  (B)      claims by the Buyer under Article IV;

                  (C)      any amounts payable pursuant to Section 6.6
                           (Indemnities);

                  (D) any Loss or other liability (including any purported right of set-off against the Acquired Subsidiary) of the Acquired Subsidiary pursuant to a breach of
                           Section 6.5;

                  (E) any shortfall in the amount of the Intercompany Receivables (other than any properly set off against Intercompany Payables pursuant to Section 6.7) received within two (2) months of the Closing Date;

                  (F) any subsisting or current loans, hire purchase agreements, letters of credit, mortgages, debentures and guarantees (A) which are not included in the Interest-Bearing Indebtedness and/or (B) which have not been the subject of consent as set out in Section 3.2(e);

                  (G) any Loss relating to the difference in Liability for Taxation between (A) any amounts of Taxation payable after the Balance Sheet Date (including any related penalties and interest) in respect of all Taxation years ended on or before the Balance Sheet Date and
                           (B) the provision for Liability for Taxation in the management accounts as at the Balance Sheet Date,

                  and any deductions from the Escrow Amount pursuant to this
                  Section 3.3 shall reduce, pro tanto, the Purchase Price;

         (ii) to the extent that the Interest-Bearing Indebtedness is less than Two Million, four Hundred Thousand U.S. Dollars ($2,400,000), the Buyer will make an immediate deposit to the Escrow Amount an amount equal to the difference between the actual amount of the Interest-Bearing Indebtedness and Two Million, Four Hundred Thousand U.S. Dollars ($2,400,000);

         (iii) the Purchase Price has been converted from Sterling to U.S. Dollars at the Agreed Rate and that should the Agreed Rate have changed by a percentage of greater than or equal to +/- 2.78% calculated at Closing using the U.S. Dollar to Sterling exchange rate published by the European Central Bank for the last Business Day immediately prior to the Closing Date (the "Closing Rate"), then the Escrow Amount shall be increased or reduced (as appropriate) by 50% of the product of (A) the difference between the Sterling equivalent of the Escrow Amount at the Agreed Rate and at the Closing Rate and (B) the Agreed Rate.

         (c) The Buyer shall transfer in immediately available funds to the Seller's designated account, the Escrow Amount (but not any interest accrued thereon) minus such part of the Escrow Amount used by the Seller in satisfaction of its rights pursuant to
                  Section 3.3(a) at such times and in such amounts as the Buyer may decide in its sole discretion, provided that the latest such transfer shall take place no later than the date: (A) the Acquired Subsidiary is in receipt of agreement from the UK

                                                                     Exhibit 2.3

         Inland Revenue in respect of the Acquired Subsidiary's corporation tax return for the year ended 31 December, 1999, and all Taxation assessed payable as a result of such agreement has been so paid; (B) filing of the annual accounts for the year ended on the Balance Sheet Date with Companies House in England and Wales, without any change whatsoever together with the signed audit reports of KPMG that must be without any qualifications or explanatory paragraphs (as defined in UK generally accepted auditing standards other than any going concern issues relating to the solvency or otherwise of the Seller), provided that the Buyer hereby undertakes to use its reasonable endeavours to procure such filing as soon as practicable after Closing; and (C) the Intercompany Receivables and Intercompany Payables have been finalised to the Buyer's satisfaction in accordance with this Agreement, has been completed, provided that such latest date shall be no later than 12 months following closing.

  (d)    Claims Process.
         --------------

         (i) In the event that the Buyer wishes to deduct funds from the Escrow Amount in accordance with clause 3.3(b), the Buyer shall deliver written notice to the Seller, promptly following such event, specifying the amount of the proposed deduction, describing the claim of Loss with particularity and supplying appropriate supporting information (the "Buyer's Notice").

         (ii) The Seller shall have until 5:00 p.m. Eastern Time on the fifth
              (5th) Business Day following delivery of Buyer's Notice to deliver to the Buyer written objections, if any, to the claim described in Buyer's Notice describing Seller's objections in reasonable detail (the "Seller Objection"). If a Seller Objection is not delivered to the Buyer within said time period, the Buyer shall be entitled to deduct the funds set out in the Buyer's Notice. If a Seller Objection is so delivered by the Seller, the Buyer and the Seller shall, for a period of fifteen (15) Business Days following delivery of the Seller Objection, attempt in good faith to resolve their differences with respect to the Buyer's Notice. The Buyer shall provide, and shall cause the Acquired Subsidiary to provide, access to the offices and Books and Records of the Acquired Subsidiary and to all information reasonably requested by Seller in connection with the evaluation and resolution of the Buyer's Notice. Any resolution by the parties shall be in writing and shall be final and binding on the parties for all purposes. If the parties are unable to resolve any objections within such time period, the matter will be submitted to the Bankruptcy Court for final and binding resolution.

  (e) The Buyer agrees and acknowledges that, if the Escrow Amount is insufficient for the purposes of Section 3.3, then the Buyer will have a claim against the Seller's bankruptcy estate for the amount of such insufficiency up to and including an amount equal to the product of (i) the difference between the Escrow Amount and the Purchase Price, and
         (ii) 0.5, which claim shall constitute an allowed, general,

                                                                     Exhibit 2.3

          unsecured claim.

     (f)  Interest-Bearing Indebtedness. Within ten (10) Business Days after the
          -----------------------------
          Closing Date, the Seller shall obtain a certificate (in a form acceptable to the Buyer in its absolute discretion) of the amounts of the Interest-Bearing Indebtedness at the Closing Date from each of the counterparties to the Interest-Bearing Indebtedness.

3.4  Transaction Expenses. Except as expressly provided herein, each party shall
     --------------------
     bear its own costs and expenses, including attorney, accountant and other consultant fees, in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

3.5  Licence; Assignment. From the Closing, (a) the Seller hereby grants on
     -------------------
     behalf of itself and its affiliates to the Acquired Subsidiary, a non-exclusive, royalty-free, perpetual, irrevocable, world-wide, transferable licence to use, have used and to grant sub-licences to use any Intellectual Property owned by the Seller or any of its affiliates, in relation to the Business and (b) the Acquired Subsidiary hereby grants on behalf of itself and its affiliates to the Seller and its affiliates, successors and assigns, a non-exclusive, royalty- free, perpetual, irrevocable, transferable world-wide, licence to use any Intellectual Property owned by the Acquired Subsidiary, that is required for continuance of the business of the parties, save that such licence shall not include the right to use any such Intellectual Property in connection with the Restricted Business.

3.6  Other Closing Matters. Each of the parties shall use their reasonable
     ---------------------
     efforts to take such other actions required hereby to be performed by it prior to or on the Closing Date.

                                   ARTICLE IV
                                   ----------

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

As an inducement to the Buyer to enter into this Agreement, the Seller hereby makes, as of the date hereof and separately at the Closing Date, the following representations and warranties to the Buyer and acknowledges that the Buyer is entering into this Agreement in reliance thereon other than matters actually known to the Buyer at the date of this Agreement and at Closing:

4.1  Authorisation of Seller. Subject to entry of the Sale Approval Order,
     -----------------------
     Seller has all necessary right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of the Seller are necessary to authorise the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, subject to entry of the Sale Approval Order, is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

4.2  Organisation. Each of the Seller and the Acquired Subsidiary is a
     ------------
     corporation duly organised, validly existing and, where applicable, in good standing under the laws of the

                                                                     Exhibit 2.3

     jurisdiction of its incorporation and has the corporate power and authority to operate its properties and to carry on the Business as it is now being conducted or presently proposed to be conducted.


4.3  Intellectual Property.
     ---------------------
     (a)  Ownership and right.
          -------------------

          (i) The Acquired Subsidiary is the legal and beneficial owner of all Business IP.

          (ii)  There are no Encumbrances over any of the Business IP.

          (iii) The Acquired Subsidiary does not require any Intellectual Property other than the Business IP in relation to the development, manufacture, marketing or sale of its products or services or in relation to any of the processes employed in the Business.

          (iv) The Seller has fully and accurately disclosed prior to the date of this Agreement all patents, registered designs, registered trade marks and service marks and any other similar registered intellectual property rights or applications for the same used in or relating to the Products or the Business together with all arrangements (whether written or oral) into which it has entered in relation to Intellectual Property (including the Business IP) in particular, but without limitation, with the Seller and any affiliate of the Seller.

     (b)  Infringement.
          ------------

          (i) The Acquired Subsidiary has not infringed and does not infringe any Intellectual Property of a third party as a result of the Acquired Subsidiary's use or exploitation of any Intellectual Property (including the Business IP) nor will such use or exploitation give rise to any infringement dispute, claims or proceedings against the Acquired Subsidiary.

          (ii) There are not and have not been any disputes, claims or proceedings threatened or in existence in any court of tribunal in respect of any Intellectual Property, as such or in respect of any use or exploitation thereof by the Acquired Subsidiary.

          (iii) There has not been and is no current or anticipated infringement by any third party of any Business IP.

4.4  Warranties. Separately and in addition to the warranties contained in this
     ----------
     Article IV, the Seller warrants and represents to the Buyer that each of the warranties contained in schedule 1 is true, accurate and not misleading at the Closing Date.

                                                                     Exhibit 2.3

4.5  Separate Warranties. Each of the warranties contained in this Article IV
     -------------------
     and schedule 1 shall be construed as separate and independent warranties and shall not be limited or restricted by reference to or inference from any other warranty.

4.6  Brokers. Except Loeb Partners Corporation, no Person is entitled to any
     -------
     brokerage, financial advisory, finder's or similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.


                                    ARTICLE V
                                    ---------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

As an inducement to the Seller to enter into this Agreement, the Buyer hereby makes the following representations and warranties as of the date hereof to the
Seller:

5.1  Authorisation. The Buyer has all necessary corporate power and authority to
     -------------
     enter into this Agreement and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other corporate proceedings on the part of the Buyer are necessary to authorise the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

5.2  Organisation of Buyer. The Buyer is duly organised and validly existing
     ---------------------
     under the laws of the jurisdiction of its incorporation and has the corporate power and authority to operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted.

5.3  Financing. On the Closing Date, the Buyer will have cash on hand or shall
     ---------
     have consummated a financing transaction which shall provide sufficient funds to deliver the Purchase Price to the Seller, but the closing of such financing and receipt of proceeds therefrom shall not be a condition to Closing.

                                   ARTICLE VI
                                   ----------

                          COVENANTS OF SELLER AND BUYER
                          -----------------------------

The Seller and the Buyer covenant and agree as follows:

                                                                     Exhibit 2.3

6.1  Acquired Subsidiary Business Prior to Closing. Between the date hereof and
     ---------------------------------------------
     the Closing Date, the Seller shall procure that the Acquired Subsidiary shall operate the Business in the ordinary course, consistent with best past practice, and shall not take any action inconsistent therewith or with the consummation of the transactions contemplated hereby, including but not limited to:

     (a) amending, adding to or otherwise varying the unaudited management accounts for the year ended on the Balance Sheet Date;

     (b) issuing, granting, allotting or entering into any agreement (oral or written) to issue, grant or allot any Stock or other securities in the capital of the Acquired Subsidiary;

     (c)  the payment or declaration of any dividends whatsoever;

     (d) entering into any capital expenditure obligation of greater than(pound)10,000 for whatever reason;

     (e) selling, disposing or entering into an agreement for the sale or disposal of any part of the Business (save in the ordinary course of trading);

     (f) creating, issuing or entering into an agreement to create or issue any Encumbrance upon any of the assets of the Business.

     (g) otherwise than in the ordinary course of business, dismissing, making redundant, entering into or continuing (so far as applicable laws permit) negotiations (written or oral) in relation to redundancy or changing the remuneration or terms of remuneration or employment of any of the Workers (including without limitation pension contributions, bonuses, commission and benefits in kind);

     (h) assuming or incurring or entering into an agreement to assume or incur, any liability, expenditure or obligation otherwise than in the ordinary and usual course of the Business;

     (i) entering into any long term, onerous or unusual agreement, arrangement or obligation;

     (j) amending or terminating any material (in relation to the conduct of the Business) agreement or arrangement to which it is a party;

     (k) giving or entering into an agreement to give, any guarantee, indemnity or other agreement to secure an obligation of a third party;

     (l)  instituting any civil, criminal, arbitration or other Legal
          Proceedings;

     (m) entering into any agreement or arrangement (whether legally enforceable or not)

                                                                     Exhibit 2.3

          which any director or former director of the Seller or any associate of any of them or any Connected Person is interested in any way whatsoever; and

     (n) making any payment out of any bank or deposit account except where the payment is in the ordinary and usual course of the Business and the aggregate amount of the payments does not exceed (pound)10,000.

6.2  Access. Between the date hereof and the Closing Date, the Buyer and its
     ------
     Representatives shall, during regular business hours and upon reasonable notice, have reasonable access to business and operations of the Acquired Subsidiary and the Books and Records of the Acquired Subsidiary.

6.3  Further Assurances. In addition to the provisions of this Agreement, from
     ------------------
     time to time after the Closing Date, the Seller and the Buyer will use all commercially reasonable efforts to execute and deliver or procure the execution and delivery of such other instruments of conveyance, transfer or assumption, as the case may be, and take such other actions as may be reasonably requested to implement more effectively, the conveyance and transfer of the Stock.

6.4  Name. As soon as reasonably practicable after the Closing Date and in any
     ----
     event no later than the date falling three (3) months from the Closing Date, the Buyer shall register a change of name of the Acquired Subsidiary for the purposes of removing from its name any reference to "Aerovox".

6.5  Non-compete.
     -----------

     (a) Subject to Sections 6.5(b) and 6.5(c), for a period of two (2) years from the date of this Agreement, neither the Seller nor any of its affiliates shall directly or indirectly:

          (i) engage in the Restricted Business anywhere in the world, including at its operations in Mexico and Huntsville , Alabama, provided however, this provision shall not prevent such parties from (A) owning up to 3% of any class of securities of a company involved in the Restricted Business, which securities are traded on a public stock exchange, or (B) engaging in a sale of stock or assets transaction or transactions with third parties that are engaged in the Restricted Business prior to the completion of such transaction, or (C) continuing to wind-down the portion of the Restricted Business operated by the Seller at Juarez, Mexico (up to but not later than 31 December, 2002), or (iv) engaging in the purchase and/or sale of (but not development or manufacture) of capacitors specifically related to applications for external defibcillators;

          (ii) induce or attempt to induce any supplier of the Acquired Subsidiary to cease to supply, or to restrict or vary in any material respect the terms of

                                                                     Exhibit 2.3

                  supply, to the Acquired Subsidiary; provided that this Section 6.5(a)(ii) shall not in any way require, or be deemed to require, the Seller or any of its affiliates to supply products or services to the Acquired Subsidiary;

           (iii) use, or allow to be used by any of its affiliates, any Business IP other than the name "Aerovox";

           (iv) canvass or solicit orders from any Relevant Customer for any Relevant Services; or

           (v) solicit or entice or endeavour to solicit or entice away from the service of the Acquired Subsidiary any senior employee of the Acquired Subsidiary who is in the service of the Acquired Subsidiary at the date hereof whether or not such senior employee would commit a breach of his contract of employment by reason of leaving the service of the Acquired Subsidiary.

6.6   Indemnities.
      ------------

      (a) The Seller hereby undertakes to indemnify and keep indemnified the Buyer (contracting for itself and its officers, directors, agents and employees and any successor in title to the Stock) and the Acquired Subsidiary for amounts equal to:

           (i) any Loss arising out of or related to Litigation Proceedings instituted, filed or commenced prior to Closing, or relating to any event, circumstance or occurrence (or series of events, circumstances or occurrences) prior to Closing;

           (ii)   any Intercompany Payables;

           (iii) any Liability for Taxation resulting from or by reference to any Event occurring on or before the Closing or in respect of any gross receipts, income, profits or gains earned, accrued or received (including Intercompany Receivables) or payable or purportedly payable (including Intercompany Payables) by the Acquired Subsidiary on or before Closing;

           (iv) any Liability for Taxation for which the Acquired Subsidiary would not have been liable but for being treated as being or having been a member of the same group as or associated with any Relevant Company for the purposes of any Tax;

           (v) all costs and expenses properly incurred and payable by the Acquired Subsidiary or the Buyer in connection with any actions taken to avoid, resist or settle any Tax Claim, Liability for Taxation or any liability or Loss under Sections 6.6(a)(iii), 6.6(a)(iv), 6.6(a)(vi) and 6.6(a)(vii);

                                                                     Exhibit 2.3

             (vi) any liability of the Acquired Subsidiary to repay or the loss of the right to receive in whole or in part any payment for the surrender of group relief;

             (vii) all liability for Taxation of the Acquired Subsidiary in excess of which provision has been properly and clearly made and noted in the financial statements and/or the unaudited management accounts of the Acquired Subsidiary for all financial years ended on or before the Balance Sheet Date;

             (viii) all Loss relating to liabilities of the Acquired Subsidiary arising out of or related to any period, or agreements or undertakings (written or oral) entered into, prior to Closing which have not been fully and accurately disclosed prior to the date of this Agreement;

             (ix)   Section deleted at Sale Hearing

             (x) all Loss relating to any criminal, illegal or unlawful act connected with the Acquired Subsidiary prior to Closing; and

             (xi) all liability arising from or related to amounts due to or a shortfall in funds of any pension scheme maintained for or on behalf of the Workers (from time to time).

       (b) Any sum payable (or deemed payable) pursuant to this Section 6.6 shall be paid (or deemed paid) free and clear of any deduction or withholding whatsoever.

6.7    Intercompany Receivables and Intercompany Payables.
       ---------------------------------------------------

       (a) As soon as practicable (and in no event later than sixty (60) days after the Closing Date), the Buyer shall prepare and deliver to the Seller a proposed determination of the Intercompany Receivables as of the Closing Date (the "Receivables Statement"). The Receivables Statement shall be prepared using the foreign exchange rates published by the European Central Bank for the last Business Day immediately preceding the Closing Date. If the Seller does not object to the Receivables Statement (in part or in whole) by written notice of objection ("Notice of Objection") delivered to the Buyer within seven (7) days after the Seller's receipt of the Receivables Statement, such Receivables Statement and the determination of the Intercompany Receivables therein shall be deemed final and binding upon the parties hereto. If the Seller delivers to the Buyer a Notice of Objection and the parties cannot agree upon the determination thereof within fourteen (14) days of delivery of such Notice of Objection, then each party shall within seven (7) days submit its final proposal for the determination of the disputed items of the Receivables Statement to the other party and to PricewaterhouseCoopers acting as expert and not as arbitrator for the parties (the "Closing Expert"). Within thirty
             (30) days of the submission of any dispute concerning the determination of any item in the Receivables Statement, the

                                                                     Exhibit 2.3

             Closing Expert shall render its decision determining such item in the Receivables Statement and shall deliver a statement of reasons deviating from the amounts reflected in the Purchase Price. The decision of the Closing Expert shall be final and binding upon the parties hereto. The fees and expenses of the Closing Expert for any determination under this Section 6.7(a) shall be borne by the party whose final proposal of the disputed item in the Receivables Statement differs by the greater amount from the final determination of such amount by the Closing Expert.

         (b) The Buyer hereby irrevocably waives its right to receive the cash amount (but does not otherwise waive) of all Intercompany Receivables determined in accordance with Section 6.7(a) up to an amount equal to the Intercompany Payables at Closing plus One Million U.S. Dollars ($1,000,000) provided and contingent that the Seller hereby irrevocably agrees and undertakes that (or that it shall procure that) all Intercompany Payables shall be waived by Seller, or if applicable, the company in the Seller's group of companies entitled (or purportedly entitled) to receive them and provides duly executed deeds of waiver or other, appropriate, evidence of such waiver in a form acceptable to the Buyer in its sole discretion, at or prior to Closing.

         (c) The parties agree for themselves and their affiliates that any waiver by the Buyer pursuant to Section 6.7(b) relates only to its rights to receive the cash amount of such Intercompany Receiveables and shall not prejudice any and all other rights it has in relation thereto (including any rights of set-off).

         (d) The Seller has complied with its obligations under Section 6.7(1) below.

6.8      Exchange Rate.  The parties agree and  acknowledge  that all sums or
         -------------
         calculations expressed in U.S. Dollars shall be at the Agreed Rate, where the original sums or calculations are in Sterling.

                                   ARTICLE VII
                                   -----------

                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

The obligation of the Seller to consummate the transactions contemplated hereby is subject, in the discretion of the Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions any of which may be waived (in whole or in part) by the Seller in accordance with Section 9.8 hereof:

7.1      Entry of Sale Approval Order. The Sale Approval Order shall have been
         ----------------------------
         entered by the Bankruptcy Court (or shall be deemed to have been entered pursuant to Section 9.1(c)) and no court of competent jurisdiction shall have entered an order staying such Sale Approval Order pending appeal; and

7.2      Payment of Purchase Price.  The Buyer shall have complied with its
         -------------------------
         obligations pursuant to Section 2.2.

                                  ARTICLE VIII
                                  ------------

                        CONDITIONS TO BUYER'S OBLIGATIONS
                        ---------------------------------

The obligations of the Buyer to purchase the Stock and to consummate the transactions contemplated hereby are subject, in the discretion of the Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by the Buyer in accordance with Section 9.8 hereof:

8.1      Instruments  of  Conveyance.  The Seller shall have  executed and
         ---------------------------
         delivered to the Buyer at the Closing all of the documents provided for in Section 3.2 hereof.

8.2      Bankruptcy Matters; Entry of Sale Approval Order. All necessary
         ------------------
         authorisations, consents, orders and approvals of the Bankruptcy Court necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained. The Sale Approval Order shall have been entered by the Bankruptcy Court (or shall be deemed to have been entered pursuant to Section 9.1(c)) and no court of competent jurisdiction shall have entered an order staying such Sale Approval Order pending appeal, modifying such Sale Approval Order, reversing such Sale Approval Order or amending such Sale Approval Order in any manner materially adverse to the Buyer and the Seller shall have received from the Bankruptcy Court all other orders, approvals, and consents required to transfer the Stock and to consummate the transactions contemplated by this Agreement. Such Sale Approval Order shall contain, among other provisions reasonably requested by Buyer, the following provisions (it being understood that certain of such provisions must constitute either findings of fact or conclusions of law to be made by the U.S. Bankruptcy Court as part of the Sale Approval Order):

         (a) the transfer of the Stock by Seller to Buyer, (i) is or will be a legal, valid and effective transfer of the Stock, (ii) vests or will vest Buyer with all right, title and interest of Seller in and to the Stock pursuant to Section 363(f) of the Bankruptcy Code, free and clear of any and all Encumbrances and claims (as defined in Section 101(5) of the Bankruptcy
                  Code) whatsoever, and (iii) constitutes a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code, the laws of the State of Massachusetts and all other applicable state laws, including those relating to fraudulent conveyances and fraudulent transfers;

                                                                     Exhibit 2.3

         (b) the transactions contemplated by this Agreement are undertaken by Seller and Buyer at arm's length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and such parties are entitled to the protection of Section 363(m) of the Bankruptcy Code;

         (c) a determination that a sale of the Stock other than one free and clear of any and all Encumbrances would be of substantially less benefit to the state of Seller; and

         (d) provides that any stay of orders authorising the use, sale or lease of property, as provided for in Fed. R. Bankr. Proc. 6004(g) shall not apply to such Sale Approval Order and that such Sale Approval Order is immediately effective and enforceable.

8.3      No Government Action. No action (including any proceeding over which
         --------------------
         the U.S. Bankruptcy Court has jurisdiction under 28 U.S.C. (S) 157(b) and (c)) shall be pending by or before any Governmental Authority or pending by any other Person seeking to enjoin, restrain, prohibit or obtain substantial damages in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement.

8.4      Warranties. The Buyer is satisfied, upon receipt of appropriate
         ----------
         confirmation from the Seller, that the representations and warranties of the Seller given pursuant to Article IV are subsisting and true, accurate and not misleading in all respects.

8.5      Covenants.  The Buyer is satisfied in its sole discretion that there
         ---------
         have been no breaches of the  covenants of the Seller contained in
         Article VI.

8.6      Intercompany Payables.  The Seller satisfies its obligations under
         ---------------------
         Section 6.7(c).

In the event that any of the foregoing conditions are not satisfied on or prior to the Closing Date as a result of a breach or other default by Seller under the terms of this Agreement, Seller shall be permitted to cure such breach within ten (10) days following delivery by Buyer of written notice to Seller notifying Seller of the nature of the breach or default.

                                   ARTICLE IX
                                   ----------

                                  MISCELLANEOUS
                                  -------------
9.1      Termination.
         -----------

         (a) Termination. This Agreement may be terminated prior to the Closing, without prejudice to any rights accruing priorto such termination:

                                                                     Exhibit 2.3

        (i) by the mutual written consent of the Buyer and the Seller (subject to the approval of the Bankruptcy Court) at any time, in which case the Deposit (together with any interest thereon) shall be returned immediately to the Buyer;

        (ii) by the Buyer if (A) Buyer is not the winning bidder at the Auction, or (B) one or more of the conditions set forth in
                Article VIII are not satisfied on or before the Closing Date (subject to Seller's right to cure as provided in Article VIII) for any reason other than a breach of this Agreement by the Buyer or (C) the Sale Approval Order is not entered by the Bankruptcy Court on or before May 31, 2002 and in each such case the Deposit (plus interest thereon) shall be immediately returned to the Buyer; provided however, if Buyer is the second highest bidder at the Auction, Buyer may not terminate this Agreement pursuant to this Section 9.1(a)(ii), until the earlier of (y) closing of a sale of the Stock with a party other than Buyer; or (z) thirty-one (31) days following the date of entry of a sale approval order naming a party other than Buyer as the winning bidder at the Auction, except that if Seller fails to notify Buyer, on or before the fifteenth day following entry of a Sale Approval Order naming a party other than Buyer as the winning bidder at the Auction, of Seller's intention to close with Buyer, then Buyer may terminate this Agreement immediately upon the conclusion of such fifteen (15) day period and in such case the Deposit (plus any interest thereon) shall be returned to Buyer immediately thereafter;

        (iii) by the Seller (A) if Buyer is not the winning bidder at the Auction, or (B) if the Sale Approval Order is not entered by the Bankruptcy Court on or before May 31, 2002, and in each case the Deposit (plus interest thereon) shall be immediately returned to the Buyer;

        (iv) by Seller if the condition set forth in Section 7.2 is not satisfied on or before the Closing Date (for any reason other than a breach of this Agreement by the Seller) a breach of this Agreement by Buyer occurs, and in each case the Deposit shall be immediately paid to Seller;

        (v) by either Buyer or Seller (provided that such party is not then in material breach of any provisions of this Agreement) (A) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (B) if Seller enters into and consummates a sale, transfer or other disposition either directly or indirectly (whether in one or a series of transactions) of all or substantially all of the Stock or all or a majority of the assets of the Acquired

                                                                     Exhibit 2.3

                      Subsidiary relating to the Business to a Person (or group of Persons) other than Buyer or its affiliate; (C) if the U.S. Bankruptcy Court confirms a plan of reorganisation that does not include the transfer and assignment of the Stock or all or a majority of the assets of the Acquired Subsidiary to Buyer; or (D) if the Closing shall not have occurred on or before 30 June, 2002.

       (b)   Event of Termination; Remedies. In the event of termination of this
             ------------------------------
             Agreement pursuant to Section 9.1(a):

             (i) each party shall return all documents, work papers and other material of any other party, or those prepared by a party from the review of such documents, work papers and other material of the other party, relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

             (ii) no confidential information received by any party with respect to the business of any other party or its affiliates shall be used or disclosed to any third party, unless required by law; and

             (iii)    the rights and obligations of the parties hereto
                      under this Agreement shall terminate (other than the
                       provisions of this Section 9.1 and the treatment of
                      the Deposit under Section 9.1(a)) and there shall be
                      no liability of any party hereto to any other party hereunder and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement; provided that the foregoing shall not relieve any party of liability for damages actually incurred by any other party as a result of any breach of this Agreement resulting from act or omission of the party permitting, causing or committing such breach.

       (c)   Standby Obligation.  Notwithstanding the approval of a sale
             ------------------
             approval order naming a party other than Buyer as the winning bidder at the Auction, Buyer shall, to the extent that Buyer is the second highest bidder at the Auction, remain committed to consummate the transactions contemplated hereby for a period of thirty (30) days following entry of such order by the Bankruptcy Court. If Seller, at its sole election, delivers notice to Buyer, within fifteen (15) days after the date of entry of the third party sale approval order, that the third party transaction will not be consummated and that Seller intends to consummate the transactions contemplated hereby, Buyer shall take all actions required in this Agreement to complete the purchase of the Stock on a Business Day within ten (10) days following such notification, as if Buyer had been the winning bidder at the Auction and the Sale Approval Order had been originally entered.

                                                                     Exhibit 2.3

9.2    Bankruptcy Matters.
       -------------------

(a)    Appeals; Reconsiderations. In the event an appeal is taken, or a stay
       -------------------------
       pending appeal is requested or reconsideration is sought, from the Sale Approval Order, the Seller will immediately notify the Buyer of such appear or stay request and will provide to the Buyer, within two (2) Business Days, a copy of the related notice of appeal or order of stay or application for reconsideration. The Seller will also provide the Buyer with a written notice and copies of any other or further notice of appeal, motion or application filed in connection with any appeal from, or application for reconsideration of, any of such orders and any related briefs.

(b)    Notices. Seller will notify, as is required by the Bankruptcy Code and
       --------
       reasonably requested by the Buyer, all parties entitled to notice of all motions, notices and orders required to consummate the transactions contemplated hereby, including, without limitation, the Sale Approval Order, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

9.3    Assignment; Successors. Neither this Agreement nor any of the rights or
       -----------------------
       obligations hereunder may be assigned by any party without the prior written consent of all other parties to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, legatees, successors and permitted assigns, including without limitation any Chapter 11 or Chapter 7 trustee appointed in the Bankruptcy Case, and no other Person shall have any right, benefit or obligation hereunder.

9.4    Notices. All notices, requests, demands and other communications which
       --------
       are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, upon receipt of telephonic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognised overnight delivery service (including Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

       If to Seller, addressed to:                 Robert Elliott, President
                                                   Aerovox Incorporated
                                                   167 John Vertente Blvd
                                                   New Bedford, MA 02745-1221

                                                   Phone: (508) 910-3100
                                                   Fax. (508) 910-3179

       with a copy to:                             Harold B. Murphy, Esq.
                                                   Hanify & King, P.C.
                                                   One Federal Street
                                                   Boston, MA 02110

                                                                     Exhibit 2.3

                                           Phone: (617) 423-0400
                                           Fax: (617) 556-8985

       If to Buyer, addressed to:          Harri Launonen, President
                                           Evox Rifa Group Oyj
                                           Stella Business Park
                                           Lars Sonckin kaari 16
                                           FIN - 02600 Espoo
                                           Finland

                                           Phone: (358) 9 5406 5000
                                           Fax: (358) 9 5406 5010

       with a copy to:                     Peter Finlay, Esq.
                                           White & Case
                                           7-11 Moorgate
                                           London  EC2R 6HH
                                           United Kingdom

                                           Phone: +44 (0)20 7600 7300
                                           Fax:  +44 (0)20 7600 7030

       or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.5    Choice of Law; Jurisdiction. This Agreement shall be construed and
       ----------------------------
       interpreted, and the rights of the parties determined in accordance with, the laws of the Commonwealth of Massachusetts (without regard to its conflicts of laws principles). Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the transmitting of copies of such process to each party at its address specified in Section 9.4 in a manner provided for in Section 9.4. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement and any other agreement or instrument contemplated hereby or entered into in connection herewith, or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the Commonwealth of Massachusetts. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

9.6    Entire Agreement; Amendments and Waivers.  This Agreement, together with
       -----------------------------------------
       all exhibits hereto, constitutes the entire agreement among the parties pertaining to the

                                                                     Exhibit 2.3

         subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by on or behalf of the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.7      Construction. The headings and captions of the various Articles and
         -------------
         Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. All Exhibits and Schedules attached are made a part hereof. All terms defined herein shall have the same meaning in the exhibits, except as otherwise provided therein. The terms "hereby", "hereof", "hereto", "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. Whenever in this Agreement provision is made for the payment of attorneys' fees, such provision shall be deemed to mean reasonable attorneys' fees and paralegals' fees. The term "including" when used herein shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

9.8      Third Party Beneficiaries.  No Person other than the parties hereto,
         -------------------------
         shall have any rights or claims under this Agreement.

9.9      No Waiver. The failure of either party hereto to seek redress for any
         ---------
         breach, or to insist upon the strict performance, of any covenant or condition of the Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.

9.10     Multiple Counterparts.  This Agreement may be executed in one or more
         ---------------------
         counterparts, each of which shall be deemed anoriginal, but all of which together shall constitute one and the same instrument.

9.11     Invalidity. In the event that any one or more of the provisions, or any
         ----------
         portion thereof, contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such provision shall remain valid and enforceable to the maximum extent permitted by law. Such invalidity, illegality or unenforceability shall not affect any other provision, or any portion thereof, of this Agreement or any other such instrument.

9.12     Publicity. No party shall issue any press release or make any public
         ---------
         statement regarding the transactions contemplated hereby, without the prior approval of the other party; provided that nothing herein shall be deemed to prohibit any party from making any

                                                                     Exhibit 2.3

         disclosure which its counsel deems necessary in order to fulfill such Seller's disclosure or notice obligations imposed by law or rules of any stock exchange on which such party's securities are listed and/or traded.

9.13     Cumulative Remedies. All rights and remedies of either party hereto are
         -------------------
         cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.14     Representation by Counsel; Mutual Negotiation. Each party has been
         -------------------------
         represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

                                                                     Exhibit 2.3
Schedule 1

                                   Warranties

1.       The Acquired Subsidiary

1.1 The particulars of the Acquired Subsidiary set out in the recitals to this Agreement are true and complete.

1.2      Share capital

         The Stock constitutes the whole of the issued share capital of the Acquired Subsidiary. At the Closing Date, there will be no Encumbrance or any form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Stock or any unissued Stock, debentures or other securities of the Acquired Subsidiary and there is no agreement or commitment to give or create any of the foregoing. No claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Acquired Subsidiary under any of the foregoing.

2.       Accounts

2.1 The unaudited financial statements for the year ended 31 December, 2000 and the management accounts for the year ended on the Balance Sheet Date of the Acquired Subsidiary:

         (a) were prepared in accordance with accountancy practices generally accepted in the United Kingdom at the time they were audited and commonly adopted by companies carrying on businesses similar to those carried on by the Acquired Subsidiary;

         (b)      are not affected by any unusual or non-recurring item;

         (c) showed a true and fair view of the state of affairs of the Acquired Subsidiary as at each accounting reference date.

2.2 At the Balance Sheet Date, the Acquired Subsidiary had no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in the accounts of the Acquired Subsidiary.

2.3 The accounting records of the Acquired Subsidiary have been kept on a proper and consistent basis (no change in the methods or bases of valuation or accountancy treatment having been made since 31 December,
         1999), are up-to-date and contain complete and accurate details of the business activities of the Acquired Subsidiary concerned and of all matters required by the Act to be entered in them.

                                                                     Exhibit 2.3

3.       Post-Balance Sheet Date events

3.1      Since the Balance Sheet Date the Acquired Subsidiary:

         (a) has carried on the Business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the audited financial statements or management accounts of the Acquired Subsidiary which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its business and nothing has been done which would be likely to prejudice the interests of the Buyer as a prospective purchaser of the Stock;

         (b) has not experienced any deterioration in its financial position or prospects or turnover or suffered any diminution of its assets by the wrongful act of any person or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

         (c) has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any liabilities (actual or contingent) otherwise than in the ordinary course of business;

         (d) has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Acquired Subsidiary has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

         (e) has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Acquired Subsidiary who, on the Balance Sheet Date, was entitled to remuneration in excess of (Pound)35,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

         (f) has not entered into contracts involving capital expenditure in an amount exceeding (Pound)50,000 in the aggregate;

         (g) has not become aware that any event has occurred which would entitle any third party to terminate any material contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

         (h) has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than four weeks; and

         (i) (including any class of its members) has not passed any resolution whether in general meeting or otherwise.

                                                                     Exhibit 2.3

3.2      Options and Guarantees

         (a) The Acquired Subsidiary is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for Stock or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

         (b) No person other than the Acquired Subsidiary has given any guarantee of or security for any overdraft, loan or loan facility granted to the Acquired Subsidiary.

4.       The Properties

4.1      Statutory compliance/environmental issues

         (a) The Acquired Subsidiary is not in breach of and has not received notice of and is not aware of any allegation of breach of the requirements of:

                       the Shops Act 1950 and 1965
                       the Clean Air Act 1993
                       the Construction (Design and Management) Regulations 1995 the Radioactive Substances Act 1960
                       the Factories Act 1961
                       the Offices Shops and Railway Premises Act 1963
                       the Fire Precautions Act 1971
                       the Health and Safety at Work etc Act 1974
                       the Control of Pollution Act 1974
                       the Food and Environmental Protection Act 1985
                       the Planning (Hazardous Substances) Act 1990
                       the Environmental Protection Act 1990
                       the Water Resources Act 1991
                       the Water Industry Act 1991 or
                       the Public Health Acts

                  or other legislation concerning health, safety or environmental matters or any regulations, orders, notices or directions made under any of such legislation which in any such case affect any of the Properties or any property in the vicinity thereof or anything due thereon.

         (b) Where required a fire certificate has been issued in respect of each of the Properties and each of the Properties complies in all respects with current fire regulations and the current requirements of the insurers of the Properties.

                                                                     Exhibit 2.3

4.2      Condition and Repair

         (a) There are (and there have been) no structural or other defects in respect of the buildings and structures on or comprising any of the Properties and all such buildings and structures are in good and substantial repair and condition.

         (b) So far as the Seller is aware, there are no latent or patent defects in the buildings and structures on or comprising the Properties and in the construction of the buildings and its structures on or comprising the Properties or any alterations thereto none of the following materials were used:

                  (i)      high alumina cement in structural elements;

                  (ii) wood wool slabs in permanent formwork to concrete or in structural elements;

                  (iii) calcium chloride in admixtures for use in reinforced concrete;

                  (iv) asbestos or asbestos containing products as defined in the Asbestos Regulations 1969 and 1987;

                  (v) naturally occurring aggregates for use in reinforced concrete which do not comply with British Standard Specification 882: 1983 and naturally occurring aggregates for use in concrete which do not comply with the provisions of British Standard Specification 8110: 1985;

                  (vi) urea formaldehyde foam or materials which may release formaldehyde in quantities which may be hazardous with reference to the limits set from time to time by the Health and Safety Executive;

                  (vii) materials which are generally comprised of mineral fibres either man-made or naturally occurring which have a diameter of 3 microns or less or which contain fibre not sealed or otherwise stabilised to ensure that fibre migration is prevented; or

                  (viii) any other materials not in accordance with good design standards and good building practice at the time of construction of any such buildings.

5.       Section deleted at Sale Hearing

6.       Insurance

         Particulars of all policies of insurance of the Acquired Subsidiary now in force have been fully and accurately disclosed prior to the date of this Agreement and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force. Save as fully and accurately disclosed prior to the date of

                                                                     Exhibit 2.3

         this Agreement, there is no claim outstanding under any such policies and there are no circumstances likely to give rise to a claim.

7.       Trading

7.1      Delegation of powers

         There are in force no powers of attorney given by the Acquired Subsidiary other than to the holder of an encumbrance solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Acquired Subsidiary to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

7.3      Guarantees and warranties

         The Acquired Subsidiary has not given any guarantee or warranty or made any representation in respect of articles of Inventory or Products, sold or contracted to be sold by it, save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or Inventory or Products that would apply after any such article or Inventory or Products has been delivered by it.

8.       Contracts

8.1      Onerous contracts

         There are no long term contracts (i.e. contracts not terminable by the Acquired Subsidiary without penalty on three months' notice or less) or onerous or unusual or abnormal contracts (i.e. contracts for capital commitments or contracts differing from those necessitated by the ordinary course of business) binding upon the Acquired Subsidiary, nor is the Acquired Subsidiary a party to any contract which contains any onerous or other provision material for disclosure to an intending Buyer of the Stock and no expenses or liabilities have been incurred before the date of this Agreement by the Acquired Subsidiary otherwise than for the purpose of the Business.

8.2      Material contracts

         All contracts to which the Acquired Subsidiary is a party as are necessary or desirable to the Business now being conducted have been fully and accurately disclosed prior to the date of this Agreement and the Acquired Subsidiary is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

         (a) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

                                                                     Exhibit 2.3

         (b) is known by the Seller or by the Acquired Subsidiary to be likely to result in a loss to the Acquired Subsidiary on completion of performance;

         (c) cannot readily be fulfilled or performed by the Acquired Subsidiary on time and without undue or unusual expenditure of money and effort;

         (d) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

         (e) other than Intercompany Payables, requires an aggregate consideration payable by the Acquired Subsidiary in excess of(pound)50,000 per annum;

         (f) involves or is likely to involve the supply of goods by or to the Acquired Subsidiary the aggregate sales value of which will represent in excess of 5% of the turnover of the Acquired Subsidiary for the year ended on the Balance Sheet Date;

         (g) is a contract for services (other than contracts for the supply of electricity or normal office services);

         (h) requires the Acquired Subsidiary to pay any commission, finder's fee, royalty or the like; or

         (i) is in any way otherwise than in the ordinary and proper course of the Business.

9.       Directors, Workers and Employees

9.1      Particulars of Workers

         The particulars of all Workers have been fully and accurately disclosed prior to the date of this Agreement.

9.2      Remuneration and Benefits

         The particulars of all Workers have been fully and accurately disclosed prior to the date of this Agreement show all remuneration and other benefits:

         (a)      actually provided; or

         (b) which the Acquired Subsidiary is bound to provide (whether now or in the future)

         to each Worker and are true and complete and include particulars of (and details of) participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors' and officers' insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all or any Workers or former Workers of the Acquired Subsidiary or their dependants whether legally binding on the Acquired Subsidiary or not.

                                                                     Exhibit 2.3

9.3      Terms and Conditions

         (a) Copies of all the standard terms and conditions, staff handbooks and policies which apply to Workers and identifies which terms and conditions apply to each Worker have been fully and accurately disclosed prior to the date of this Agreement.

         (b) There are no terms and conditions in any contract with any Worker pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change as a direct consequence of the transaction contemplated by this agreement.

9.4      Notice of Termination, Leave of Absence and Outstanding Offers

         (a) No Worker earning a basic salary in excess of(pound)20,000 per annum has given or received notice to terminate his employment or engagement.

         (b) Save as fully and accurately disclosed prior to the date of this Agreement there are no Workers who are on secondment, maternity leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).

         (c) There are no outstanding offers of employment or engagement by the Acquired Subsidiary and no person has accepted such an offer but not yet taken up the position accepted.

         (d) Save as fully and accurately disclosed prior to the date of this Agreement in relation to the seven Workers on long term sick leave the Acquired Subsidiary is not due or liable to pay these seven Workers any monies or other benefit.

9.5      Payment up to Completion

         All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

9.6      Claims by Workers

         No past or present Worker or any worker of a predecessor in business has any claim or right of action against the Acquired Subsidiary including any claim:

         (a) in respect of any accident or injury which is not fully covered by insurance; or

         (b)      for breach of any contract of services or for services; or

                                                                     Exhibit 2.3

         (c) for loss of office or arising out of or connected with the termination of his office or employment and no event or inaction has occurred which could or might give rise to any such claim.

9.7      Redundancy and short time working

         (a) Full and accurate details have been disclosed prior to the date of this Agreement of any redundancy payment (whether pursuant to a redundancy scheme or formula or policy or otherwise whether contractual or discretionary) the Acquired Subsidiary has made in excess of the statutory redundancy entitlement to any Worker or former Worker in the last 5 years, and there is no provision in any occupational pension scheme in which Workers participate which provides enhanced benefits on redundancy.

         (b) Full and accurate details have been disclosed prior to the date of this Agreement of the short time working arrangements in place at the Acquired Subsidiary.

                                                                     Exhibit 2.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal on their respective behalf, by their respective duly authorised officers, all as of the day and year first above written.

SELLER:                                              BUYER:

Aerovox, Inc.                                        Evox Rifa AB
a Delaware corporation                               a Swedish corporation

By:/S/ ROBERT D. ELLIOTT                             By:/S/ HARRI LAUNONEN
------------------------                             ---------------------
Name:  Robert D. Elliott                             Name:  Harri Launonen
Title:  President and CEO                            Title: President
Duly authorised:                                     Duly authorised: